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Exhibit 10.1

2007 Form for New Non-Employee Directors
Restricted Stock Unit Agreement—Amendment

YEAR 2000 UNIONBANCAL CORPORATION
MANAGEMENT STOCK PLAN
NOTICE OF AMENDMENT TO NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT

        UnionBanCal Corporation (the "Company") has amended Section 5(h) of each outstanding Non-Employee Director Restricted Stock Unit Agreement under the Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan") effective July 24, 2007, to provide in its entirety as follows:

"(h)
15% Premium for Retirement Deferrals.    If Participant makes a timely election pursuant to this Agreement to defer delivery of shares of Stock subject to the Restricted Stock Units until termination of service as a member of the Board of Directors of the Company and its Subsidiaries, and if Participant terminates service (i) on or after completing five years of Board service, (ii) due to death or Disability, or (iii) on or after a Change in Control, Participant will be credited with an additional number of Restricted Stock Units equal to 15% of the number of vested Restricted Stock Units granted pursuant to Section 1 of this Agreement, and dividend equivalents with respect to such additional Restricted Stock Units as if such units had been credited to Participant's Restricted Stock Unit Account on the Award Date. The additional Restricted Stock Units credited pursuant to this Section 5(h) shall be settled upon such termination of Board service."

        Please retain this Notice of Amendment with your Non-Employee Director Restricted Stock Unit Agreement.

UNIONBANCAL CORPORATION
By	/s/ PAUL FEARER Paul Fearer, Executive Vice President
Dated: October 25, 2007

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  Exhibit 10.1